EXHIBIT B

PRINCIPAL SHAREHOLDERS

The following shareholders are shown on the Funds’ records as owning, beneficially or of record, more than 5% of the outstanding shares of any class of a Fund as of July 13, 2010:

Fund and Class	Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Class of Fund Owned
Money Market Fund – Class A	Eagle Asset Management St. Petersburg, FL	1,000,000.00	21.04%
Money Market Fund – Class C	Primevest Financial Services Lafayette, IN	177,874.24	7.03%
Money Market Fund – Class C	Raymond James & Associates FBO Michael Stone SEP IRA Houston, TX	135,952.18	5.38%
Municipal Money Market Fund – Class A	Raymond James Financial St. Petersburg, FL	8,600,000.00	90.72%
Municipal Money Market Fund – Class A	Eagle Asset Management St. Petersburg, FL	500,000.00	5.27%

To the best knowledge of the Funds’ management, as of the Record Date, the Trustees and officers of each Fund, as a group, beneficially or of record, owned less than 1% of the outstanding shares of each class of each Fund.